UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 6, 2016

The Hackett Group, Inc.

(Exact name of registrant as specified in its charter)

FLORIDA	0-24343	65-0750100
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Brickell Bay Drive, Suite 3000 Miami, Florida	33131
(Address of principal executive offices)	(Zip Code)

(305) 375-8005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2016, The Hackett Group, Inc. (“we,” “us,” “Hackett” or the “Company”) entered into a second amended and credit agreement (the “Amended Credit Agreement”) with Bank of America, N.A. (“Bank of America”), pursuant to which Bank of America agreed to amend and restate the Amended and Restated Credit Agreement, dated August 27, 2013, with Bank of America, in order to provide the Company with an additional $25.0 million in borrowing capacity, for an aggregate amount of up to $45.0 million from time to time pursuant to a revolving line of credit (the “Credit Facility”).  As of May 9, 2016, there were no outstanding balances under the Credit Facility.  The Credit Facility matures on May 9, 2021.

The obligations of Hackett under the Credit Facility are guaranteed by active existing and future material U.S. subsidiaries of Hackett (the “U.S. Subsidiaries”), and are secured by substantially all of the existing and future property and assets of Hackett and the U.S. Subsidiaries, a 100% pledge of the capital stock of the U.S. Subsidiaries, and a 66% pledge of the capital stock of Hackett’s direct foreign subsidiaries (subject to certain exceptions).

The interest rates per annum applicable to loans under the Credit Facility will be, at Hackett’s option, equal to either a base rate or a LIBOR rate, in each case, plus an applicable margin percentage. The applicable margin percentage is determined from time to time under the Credit Agreement based on a consolidated leverage ratio, and ranges from 0.75% to 1.50% in the case of LIBOR rate advances, and 1.50% to 2.25% in the case of base rate advances. The initial applicable margin percentage is 0.75% in the case of base rate advances and 1.50% in the case of LIBOR rate advances.

The Amended Credit Agreement contains customary representations, warranties, indemnities and affirmative and negative covenants. The negative covenants include, among others, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions on or make certain distributions in respect of the Company’s shares. In addition, the Amended Credit Agreement contains financial covenants that require Hackett to maintain, on a consolidated basis (i) a consolidated fixed charge coverage ratio of greater than or equal to 1.50 to 1.00, (ii) an adjusted consolidated fixed charge leverage ratio of greater than or equal to 1.00 to 1.00, and (iii) a consolidated leverage ratio of less than or equal to 2.50 to 1.00, in each case as calculated in accordance with the Amended Credit Agreement.

The Amended Credit Agreement also includes certain customary events of default, including, among others, the failure to make payments when due, insolvency, certain judgments, breaches of representations and warranties, breaches of covenants and the occurrence of certain events, including cross acceleration to other indebtedness of Hackett and its subsidiaries.

Item 2.02	Results of Operations and Financial Condition.

On May 10, 2016, the Company issued a press release setting forth its consolidated financial results for the first fiscal quarter ended April 1, 2016. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information contained in Item 2.02 of this current report on Form 8-K, as well as Exhibit 99.1, is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 5.07      Submission of Matters to a Vote of Security Holders.

The 2016 Annual Meeting of Shareholders of the Company was held on May 6, 2016. Matters submitted to shareholders at the meeting and the voting results thereof were as follows:

Proposal 1 – Election of Directors. The shareholders of the Company elected each of the director nominees named below to serve until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The following is a breakdown of the voting results:

			BROKER
DIRECTOR	FOR	WITHHELD	NON-VOTES
Ted A. Fernandez	20,391,996	939,917	4,069,775
Robert A. Rivero	20,868,925	462,988	4,069,775
Alan T.G. Wix	18,730,166	2,601,747	4,069,775

Proposal 2 – Advisory Vote on Executive Officer Compensation. The shareholders of the Company approved an advisory vote on executive officer compensation. The following is a breakdown of the voting results:

			BROKER
FOR	AGAINST	ABSTAIN	NON-VOTES
15,574,117	5,026,453	731,343	4,069,775

Proposal 3 – Appointment of RSM US LLP as Independent Auditor. The shareholders of the Company ratified the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year. The following is a breakdown of the voting results:

			BROKER
FOR	AGAINST	ABSTAIN	NON-VOTES
25,176,436	162,889	62,363	-

Item 8.01      Other Events.

On May 6, 2016, the Company’s Board of Directors approved the repurchase of 697 thousand shares of its common stock from Ted A. Fernandez, the Chairman and Chief Executive Officer of the Company, 732 thousand shares of its common stock from David N. Dungan, the Vice Chairman and Chief Operating Office of the Company, and 73 thousand shares of its common stock from Robert A. Ramirez, Chief Financial Officer of the Company for a total of approximately 1.5 million shares at a purchase price of $14.77 per share. The transaction was approved by the Audit Committee of the Board of Directors which is comprised solely of independent directors and was effected as part of the Company’s share repurchase program.  Following the transaction, Mr. Fernandez, Mr. Dungan and Mr. Ramirez remain the beneficial owners of 11.8%, 4.9% and 0.9% shares, respectively, of the outstanding common stock.  Following the transaction, approximately $3.1 million remained available under the Company’s share repurchase program. One of the primary reasons for this transaction was to lower the Company’s weighted average shares outstanding which had increased by 11% from the first quarter of 2015  as a result of the vesting of the stock appreciation rights (“SARs”) and appreciation in share price. The repurchase reduces weighted average shares outstanding by approximately 4% and is $0.03 to $0.04 accretive on an annualized basis. Based on the most recent SEC filings, including shares of Company common stock beneficially owned and shares that could be acquired upon the exercise of the SARs, Mr. Fernandez continues to be the single largest beneficial shareholder of the Company.

In reviewing and approving the transaction, the independent directors of the Board considered, among other factors, the benefits to the Company’s stockholders of this transaction such as the fact that (i) the share repurchase transaction is expected to be accretive to earnings per share, and (ii) the transaction was a unique opportunity to repurchase a large block of shares in an orderly manner. The transaction will be funded from borrowings under the Company’s Credit Facility which was amended on May 9, 2016 in order to provide an additional $25.0 million in borrowing capacity for an aggregate amount of up to $45.0 million from time to time pursuant to a revolving line of credit.  There were no amounts outstanding under the Credit Facility prior to the repurchase described above.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HACKETT GROUP, INC.

Date: May 10, 2016	By:	/s/ Robert A. Ramirez
Robert A. Ramirez
Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of The Hackett Group, Inc., dated May 10, 2016.